Room 4561
      February 13, 2006

Mr. James T. Healy
President and Chief Executive Officer
LogicVision, Inc.
25 Metro Drive
Third floor
San Jose, California 95110

      Re:	LogicVision, Inc.
      Form 10-K for the Year Ended December 31, 2004
		Filed March 18, 2005
		Form 10-Q for the Quarter Ended September 30, 2005
		Filed November 9, 2005
      File No. 0-31773

Dear Mr. Healy,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief